EXHIBIT 99(a)
                                                                   -------------


                               INSILCO HOLDING CO.
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

                                                                    (2)
                                                        (1)       Charged
                                         Balance at  Charged to   to other               Changes due to   Charged  Balance at
                                         beginning   costs and    accounts   Deductions   acquisitions       to      end of
     Description                         of period   expenses    (describe)  (describe)  or dispositions    APIC     period
     -----------                         ----------  ----------  ----------  ----------  ---------------  -------  ----------
For the year ended December 31, 1999
 Allowances deducted from assets
  Accounts receivable (for doubtful
   receivables)                          $      975         931          --     (261) (a)       131  (c)      --      1,776
  Inventory (primarily for obsolescence)      1,641         879          --     (328) (b)     1,196  (c)      --      3,388
  Income Tax expense valuation allowance    (36,506)        988       1,952       --            204          263    (33,099)

For the year ended December 31, 2000
 Allowances deducted from assets
  Accounts receivable (for doubtful
   receivables)                          $    1,776       1,464          --   (1,393) (a)        12  (d)      --      1,859
  Inventory (primarily for obsolescence)      3,388         797          --   (1,011) (b)      (820) (d)      --      2,354
  Income Tax expense valuation allowance    (33,099)      6,452          --       --             --        3,882    (22,765)

For the year ended December 31, 2001
 Allowances deducted from assets
  Accounts receivable (for doubtful
   receivables)                          $    1,859       1,148          --     (518) (a)        96  (e)      --      2,585
  Inventory (primarily for obsolescence)      2,354       3,788          --     (401) (b)       402  (e)      --      6,143
  Income Tax expense valuation allowance    (22,765)    (11,317)         --       --             --           --    (34,082)

  (a)  Primarily accounts written off, net of recoveries
  (b)  Primarily obsolete parts written off
  (c) Primarily due to the purchase of EFI, the sale of Romac and the shutdown of McKenica.
  (d) Primarily due to the purchase of TAT, PCM and the transfer of McKenica balances with the sale of the "Automotive Businesses"
  (e)  Primarily due to the purchase of InNet.